Exhibit 99

NEWS	National Fuel 6363 MAIN STREET/WILLIAMSVILLE, NY 14221/TEL 800-634-5440
MEMBERS OF THE MEDIA, FOR ADDITIONAL INFORMATION Julie Coppola Cox (716) 857-7079

National Fuel Files Petition with the Pennsylvania
Public Utility Commission
Company Believes New Mountain Vantage Has Not
Complied with Utility Laws

(November 8, 2007) Williamsville, NY: Today, National Fuel Gas Distribution Corporation, the Utility segment of National Fuel Gas Company (NYSE: NFG) (the “Company” or “National Fuel”), filed a petition with the Pennsylvania Public Utility Commission (“PUC”) seeking the issuance of an Order compelling New Mountain Vantage GP, L.L.C. (“New Mountain”), and others acting in concert with New Mountain, to apply for and receive a certificate of public convenience as related to the Company’s Utility segment operations in western Pennsylvania.

National Fuel is an integrated energy company with five major business segments, including a Utility segment with operations in western Pennsylvania. The Company serves more than 200,000 customers in western Pennsylvania and has provided safe and reliable natural gas service to its customers for more than 100 years. New Mountain, an activist shareholder, is advancing a business plan for all of National Fuel’s operating segments, including its Utility operations, that, the Company believes, is not in the best interest of the Company’s Utility customers. The Company further believes that New Mountain is required to have taken certain action with the PUC before it secured a significant ownership position in the Company, advanced its business strategy and presented a list of candidates it wishes to be elected to the Company’s Board of Directors.

The Company, in its petition explains that Pennsylvania utility law requires that if an entity is pursuing a controlling interest, either directly or indirectly, in a regulated public utility, then it must first secure a certificate of public convenience. Such a requirement, the Company believes, is designed to give the public and regulatory agencies an opportunity to determine if that entity will be qualified to manage the assets that deliver energy to the citizens of Pennsylvania.

“Pennsylvania utility law is designed to protect the best interests of the hundreds of thousands of customers who rely on their local distribution company, or utility, to provide them with the services they need, in a safe and reliable fashion. We believe that New Mountain, in its zeal to advance a business strategy rooted in its rather short-term interest in the Company, has not followed the required procedures and should, before moving forward in its stated objective, do so,” said Philip C. Ackerman, Chairman and Chief Executive Officer, National Fuel. The Company is requesting that the PUC commence an investigation to assure that no violations of the Public Utility Code have occurred.

-more-

Page 2.
National Fuel Files Petition
November 8, 2007

Since earlier this year, New Mountain has advanced a business strategy for the Company that would, among other things, break up National Fuel’s integrated structure. The Company believes that such an action would have a detrimental effect on its businesses, particularly if the end result were to have the Utility segment as the remaining, sole substantial asset of the Company. The Company’s current structure provides certain efficiencies for the Utility segment that, if lost, would be harmful and costly to its Utility customers.

The Company and New Mountain differ in opinion with regard to the value and wisdom of its integrated structure and the very nature of some of the Company’s operations. In its materials, New Mountain has criticized the Company for “approaching its E(xploration) and P(roduction) business from a utility mindset.” “It’s unfortunate that New Mountain would perceive the Company’s track record for safe and reliable service and our ranking as one of the top-ten energy companies in the U.S. as being a negative attribute. We believe that our approach to running this Company provides our shareholders with exceptional returns and all of our customers, the Utility-base included, with outstanding service and an unparalleled level of experience and expertise,” Ackerman continued.

National Fuel is an integrated energy company with $3.9 billion in assets comprised of the following five operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

*As published in Public Utilities Fortnightly, September 2007.

Analyst Contact: Media Contact:	James C. Welch (716) 857-6987 Julie C. Cox (716) 857-7079

National Fuel Gas Company (the “Company”) and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with this solicitation of proxies for the Annual Meeting (the “2008 Proxy Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2007 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.nationalfuelgas.com. Additional information regarding the interests of such potential

-more-

Page 3.
National Fuel Files Petition
November 8, 2007

participants will be included in the 2008 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2008 Proxy Statement for the Annual Meeting with the SEC, the Company will mail the definitive 2008 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ THE 2008 PROXY STATEMENT (INCLUDING ANY AMENDMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the 2008 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.nationalfuelgas.com) or by contacting Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.